Exhibit 99.1

SandRidge Energy, Inc. to Sell Preferred and Common Stock

OKLAHOMA CITY, Nov. 30 /PRNewswire-FirstCall/ — SandRidge Energy, Inc. (NYSE: SD) today announced that it is selling shares of its preferred and common stock in connection with the planned acquisition of oil and gas properties in the Permian Basin from Forest Oil Corporation (“Forest Acquisition”).

New Convertible Perpetual Preferred Stock

The company has entered into an agreement to issue and sell 2,000,000 shares of its 6.0% convertible perpetual preferred stock to an institutional investor for an aggregate purchase price of $200 million. The issuance and sale of the convertible preferred stock is expected to close at the same time as the Forest Acquisition. Each share of convertible preferred stock will be convertible at any time on or after February 1, 2010 at the option of the holder into a number of shares of the company’s common stock equal to the liquidation preference of $100 divided by the conversion price, which is initially $10.856 per share, subject to adjustments in certain circumstances. Based on the initial conversion price, approximately 18,422,992 shares of common stock would be issuable upon conversion of all of the shares of convertible preferred stock. Five years after their issuance, all outstanding shares of the convertible preferred stock will be converted automatically into common stock at the then-prevailing conversion price. The issuance and sale of the convertible preferred stock will not be registered under the Securities Act of 1933 and will be effected pursuant to an exemption from such registration requirements.

Common Stock Offering

The company also announced today a registered underwritten public offering of 22,000,000 shares of its common stock. In addition, Tom L. Ward, the company’s Chairman, Chief Executive Officer and President, is offering 2,000,000 shares of common stock. The company also intends to grant the underwriters a 30-day option to purchase up to 3,300,000 additional shares of common stock. Net proceeds to the company from the offering will be used to fund the purchase price for the Forest Acquisition, but if the Forest Acquisition is not consummated, the net proceeds are expected to be used for general corporate purposes, including exploration, development and other capital expenditures. The company will not receive any of the proceeds from the shares of its common stock sold by Mr. Ward.

Barclays Capital, BofA Merrill Lynch and RBC Capital Markets are acting as joint book-running managers of the offering.

The Company has filed registration statements (including prospectuses) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in those registration statements and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Barclays Capital Inc., c/o Broadridge, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, New York 11717 (email: Barclaysprospectus@broadridge.com; phone: 888-603-5847), or BofA Merrill Lynch at 4 World Financial Center, New York, NY 10080, Attn: Preliminary Prospectus Department (email: Prospectus.Requests@ml.com; phone: 866-500-5408), or RBC Capital Markets at Three World Financial Center, 200 Vesey Street, 8th Floor New York, NY 10281-8098, Attn: Equity Syndicate (phone: 212-428-6670)

The shares of common stock are being offered pursuant to effective registration statements that the company previously filed with the Securities and Exchange Commission. This press release does not constitute an offer to sell or a solicitation of an offer to buy the shares of common stock or any other securities, nor will there be any sale of the shares of common stock or any other securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary Note to Investors — This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements express a belief, expectation or intention and are generally accompanied by words that convey projected future events or outcomes. The forward-looking statements include projections and estimates of future natural gas and crude oil production, pricing differentials, operating costs and capital spending, and descriptions of our development plans. We have based these forward-looking statements on our current expectations and assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. However, whether actual results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, including the volatility of natural gas and oil prices, our success in discovering, estimating, developing and replacing natural gas and oil reserves, the availability and terms of capital, the ability of counterparties to transactions with us to meet their obligations, our timely execution of hedge transactions, credit conditions of global capital markets, the duration and gravity of the recession, construction risks related to the Century Plant, including the reliance we place on third parties, the amount and timing of future development costs, the availability and demand for alternative energy sources, regulatory changes, including those related to carbon dioxide, our ability to complete the acquisition of certain assets from Forest Oil Corporation, and other factors, many of which are beyond our control. We refer you to the discussion of risk factors in Part I, Item 1A — “Risk Factors” of the Annual Report on Form 10-K we filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 26, 2009 and in Part II, Item 1A — “Risk Factors” of the Quarterly Report on Form 10-Q we filed with the SEC on November 5, 2009. All of the forward-looking statements made in this press release are qualified by these cautionary statements. The actual results or developments anticipated may not be realized or, even if substantially realized, they may not have the expected consequences to or effects on our company or our business or operations. Such statements are not guarantees of future performance and actual results or developments may differ materially from those projected in the forward-looking statements. We undertake no obligation to update or revise any forward-looking statements.

SandRidge Energy, Inc. is a natural gas and crude oil company headquartered in Oklahoma City, Oklahoma with its principal focus on exploration and production. SandRidge and its subsidiaries also own and operate gas gathering and processing facilities and CO2 treating and transportation facilities and conduct marketing and tertiary oil recovery operations. In addition, Lariat Services, Inc., a wholly-owned subsidiary of SandRidge, owns and operates a drilling rig and related oil field services business. SandRidge focuses its exploration and production activities in West Texas, the Cotton Valley Trend in East Texas, the Gulf Coast, the Mid-Continent, and the Gulf of Mexico. SandRidge’s internet address is www.sandridgeenergy.com.

CONTACT: Kevin R. White, Senior Vice President of SandRidge Energy, Inc., +1-405-429-5515

CONTACT: Kevin R. White, Senior Vice President of SandRidge Energy, Inc., +1-405-429-5515